[Exhibit 99.1 - Press Release]

PREMIER ANNOUNCES OPERATIONS AGREEMENT

Tampa, Florida -- May 24, 2004 -- Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN; Frankfurt: YP3; Berlin: YP3.BER) announces preliminary agreement with a current consultant to operate Players Grille. This consultant is part of the team the Company uses to evaluate acquisition candidates. His background is in management at a sports grille and bar themed concept in Florida. Upon closing of the Players Grille acquisition, the new operator will sign a two year contract which will lay out the terms of employment. His responsibilities will include day to day management of the Fleming Island location and development of future locations. The duality of his role will enable him to better relate to both corporate management and future Player's Grille operators.

Eric R. Boyer, Premier's President and CEO, commented, "I am looking forward to adding this particular consultant to Premier's team on a full time basis. His input into the acquisition process has been invaluable. I have every reason to believe he will be successful in this new role."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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